UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2010

Orange 21 Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51071	33-0580186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California	92011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (760) 804-8420

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 31, 2010, Orange 21 Inc. (the “Company”) completed the sale of 90% of the capital stock of LEM, S.r.l. (“LEM”) to Stefano Lodigiani, an individual, Claudio Marcassa, an individual, Nomec 92 S.r.l. and Greencube S.r.l. (collectively, the “Purchasers”). The Company continues to hold a 10% interest in LEM. LEM is currently and will continue to be one of the Company’s manufacturers of sports eye glasses.

The sale was pursuant to the Master Agreement between the Company, its wholly owned subsidiary, Orange 21 Europe S.r.l., and the Purchasers entered into on December 16, 2010. Two of the Purchasers, Messrs. Lodigiani and Marcassa, were employees of LEM prior to the sale and will continue to be employees of LEM after the sale. The Purchasers paid €15,000 (US$19,877.30 as of December 31, 2010) as consideration for the purchase of the capital stock of LEM. In addition, LEM secured the release of the Company’s guarantee of certain of LEM’S obligations to a third party and LEM agreed to indemnify the Company against any liability in connection with such guarantee. The purchase price and the other terms of the transaction were determined through arms length negotiations between the Company and the Purchasers on the basis of the parties’ view of the fair market value of LEM.

Additional terms of the Master Agreement are described in the current report on Form 8-K that was filed with the Securities and Exchange Commission on December 22, 2010.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Master Agreement dated December 16, 2010 by and among Orange 21 Inc., Orange 21 Europe S.r.l., Stefano Lodigiani, Claudio Marcassa, Nomec 92 S.r.l. and Greencube S.r.l.*

*	The Company has requested confidential treatment for portions of this agreement. Accordingly, certain portions of this agreement have been omitted in the version filed with this report and such confidential portions have been filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2011	Orange 21 Inc.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Executive Officer